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                                                                       EXHIBIT 5

                                January 17, 1997



Patterson Dental Company
1031 Mendota Heights Road
St. Paul, Minnesota  55120

Gentlemen:

      I am General Counsel to Patterson Dental Company, a Minnesota corporation (the "Company"), in connection with its filing of a registration statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, in connection with the proposed sale by the Selling Shareholders of 41,700 shares of Common Stock, $.01 par value, of the Company (the "Shares").

      I have examined the Registration Statement and those documents, corporate records, and other instruments I deemed relevant as a basis for the opinion herein expressed.

      Based on the foregoing, it is my opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, and the Shares have been sold as contemplated by the Registration Statement, the Shares will be legally and validly issued, fully-paid and nonassessable.

      I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to myself under the caption "Legal Matters" in the Prospectus included in such Registration Statement.




                                        /s/ Matthew L. Levitt
                                        --------------------------------------
                                        Matthew L. Levitt
                                        General Counsel
                                        Patterson Dental Company